Alfa International Holdings makes Formal Presentation Of
Its $1.2 Billion Dollar Omagine Real Estate Development
Project


Alfa International Holdings Corp. (AHDS. OTCBB) which conducts all its real-estate development business activities through its wholly owned subsidiary, Journey of Light, Inc. (JOL) is pleased to provide its shareholders and interested members of the investment community an update on the Company's recent activities in regard to the Omagine project in Oman.

JOL is continuing to move ahead with its plans for the $U.S. 1.2 billion dollar Omagine real-estate development project in the Sultanate of Oman ("Oman"). On August 1,
2005, the Ministry of Tourism ("MOT") of the government of Oman (the "Government") and JOL signed a memorandum of understanding ("MOU") memorializing key legal and commercial aspects for the development of a tourism related project (the "Omagine" project).

On March 1, 2006, JOL made a formal presentation of its plan for the Omagine project to a committee of several ministers of the Omani Government. "The presentation was favorably received by the committee and JOL management promptly thereafter began discussions with Government officials the objective of which is to arrive at the terms and conditions of a Development Agreement between the Government and an Omani based Project Company to be formed, of which JOL will be the majority shareholder" said Frank
J. Drohan President & CEO of Alfa." We are very pleased to have had the opportunity to meet with the Omani officials and present in person our vision of the Omagine project. We view this as a very positive step in the process of making
Omagine a reality."

Omagine is proposed to be developed on 1 million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the "Omagine Site") just west of the capital city of Muscat and nearby the Seeb
International Airport. Omagine is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter (the
"Pearls") and associated exhibition buildings
(collectively, the "Landmark"); a five star resort hotel; a four star hotel; a boardwalk; an open air amphitheater and stage; a canal and enclosed harbor area; boat slips;
commercial office buildings; shopping and retail establishments; restaurants and open space green areas. All of the foregoing are expected to be owned and/or leased or operated by the Project Company except that ownership of the Landmark is expected to be transferred to a new company
(the "Landmark Company") which will be jointly owned by the Government and the Project Company. It is further expected that the Project Company will be hired under a fee based contract by the Landmark Company to operate and manage the Landmark. Additionally, Omagine, as presently conceived, includes the construction and sale by the Project Company of approximately 2,000 residences consisting of a combination of villas, town homes and apartments. JOL's website is www.journey-of-light.com .

As part of its March 1, 2006 presentation to the Omani
Government Committee, JOL prepared an initial master plan and feasibility study for the Omagine Project. JOL engaged the services of Michael Baker Jr., Inc. ("Baker") as its Program Manager to assist JOL in this process. Baker
(www.mbakercorp.com), which is headquartered in Pittsburgh, PA, with offices in the U.S and abroad is highly experienced in all aspects of design, program management and construction management for large scale construction and development projects of this magnitude. An American
Stock Exchange traded company, Baker employs over 4,000
people in the U.S. and abroad and enjoys approximately $575 million in annual revenue.

JOL expects, based on present assumptions which are subject to modification, that the development costs for Omagine will be approximately $1.2 billion dollars. With the assistance of AmeriCapital Renaissance Group, LLC , with which JOL has a Financial Advisory Services Agreement, JOL is presently engaged in active discussions with several banks, and prospective investors, partners, contractors and hotel operators regarding the structure and placement of the necessary construction financing as well as the ongoing financing arrangements of the Omagine project.



About Alfa International Holdings Corp.

Alfa International Holdings Corp. (AHDS: OTCBB) conducts all its real-estate development business activities through its wholly owned subsidiary, Journey of Light, Inc. (JOL).
JOL is a real-estate development, entertainment and hospitality company focusing on Middle Eastern development opportunities resulting from the recent aggressive growth strategies adopted by governments in the hyper-wealthy
Persian Gulf region. These governments are seeking to diversify their economies through mega projects that create tourist destination hot spots. The Middle East is the fastest growing tourist destination in the world and this little known fact combined with relentlessly rising prices for oil and natural gas has created a "perfect storm" of enormous financial resources combined with superb development opportunities.




For all Alfa's investor relations needs, investors are asked to visit Alfa's IR Hub at http://www.agoracom.com/IR/Alfa where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to AHDS@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time. Visit Alfa's website at http://www.AlfaCorp.net.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Alfa's business include but are not limited to fluctuations in financial results, availability and customer acceptance of Alfa's and JOL's products and services, final negotiations of impending contracts, and purchase orders, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in the Company's SEC reports.

Contact:

Alfa International Holdings Corp.
Corporate Inquiries
Frank J. Drohan, President & CEO
(212) 563-4141
Info: http://www.AlfaCorp.net


Investor Relations
AGORACOM Investor Relations
http://www.agoracom.com/Alfa
AHDS@Agoracom.com